EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-227451 on Form S-3 and Registration Statement Nos. 333-218605, 333-221534, 333-223880, 333-227449, 333-230578, 333-234541, 333-249619, 333-253064, 333-257724, and 333-264150 on Form S-8 of our reports dated October 14, 2022, relating to the financial statements of SMART Global Holdings, Inc. and the effectiveness of SMART Global Holdings, Inc.'s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended August 26, 2022.

/s/ DELOITTE & TOUCHE LLP
San Jose, California

October 14, 2022